Exhibit 3.55
Voyager Information Networks, Inc.

RECEIVED APR 22 2005 (Illegible)	FILED APR 22 2005 (Illegible)
RESTATED
ARTICLES OF INCORPORATION
OF
VOYAGER INFORMATION NETWORKS, INC.
Pursuant to Sections 601, 602, 642, 643, 861 and 862 of the
Business Corporation Act of the State of Michigan
********
          The undersigned officer of Voyager Information Networks, Inc. does hereby certify as follow:
          1. The present name of the corporation & Voyager Information Networks, Inc. (the “Corporation”).
          2. The identification number assigned by the Bureau is 131-537.
          3. The former names of the Corporation are: NA.
          4. The date of filing of the Corporation’s original Articles of Incorporation was June 16, 1994.
          5. The Corporation filed on January 15, 2004 a voluntary petition for relief pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”).
          6. On April 13, 2005, the United States Bankruptcy Court for the Southern District of New York, entitled an order (the “Order”) confirming the “Debtors” Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code” (as the same may be further amended, revised or modified, the “Plan”).
          7. The Plan and Order directs and authorizes, respectively, the Corporation to amend and restate its Article of Incorporation as set forth herein.
          8. Pursuant to the Plan, the Order and Sections 601, 602, 642, 643, 861 and 862 of the Business Corporation Act of the State of Michigan this Restated Articles of Incorporation restates and integrates and further amends the Articles of Incorporation of the Corporation.
          9. This Restated Articles of Incorporation was duly adopted by the Corporation pursuant to and in accordance with Sections 861 and 862 of the Business Corporations Act of the State of Michigan.

          The following Restated Articles of Incorporation suspended the Articles of Incorporation as amended and shall be the Articles of Incorporation for the Corporation:
ARTICLE I
          The name of the corporation (the “Corporation”) is: Voyager Information Networks, Inc.
ARTICLE II
          The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan (the “Act”).
ARTICLE III
          The total authorized shares is as follows:
          Common Shares: 1,000,000 shares, all of which are without par value (the “Common Stock”).
          Preferred Shares: None.
          The Corporation shall not issue any non-voting capital stock to the extent prohibited by Section 1123(a)(6) of the Title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the provisions of this paragraph shall have no further force or effect beyond that required by Section 1123 of the Bankruptcy Code.
ARTICLE IV
          The address of the registered office of the Corporation in the State of Michigan is 712 Abbott Road, East Lansing MI, 48823. The name of the registered agent at such address is National Registered Agents, Inc.
ARTICLE V
          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Article of Incorporation or the Amended and Restated By Laws (the “By Laws”) of the Corporation the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The number of Directors shall be as from time to time fixed by, or in the manner provided, in the By-Laws.

ARTICLE VI
          In furtherance and not in limitation of the powers conferred by statute, the By-Laws may be made, altered, amended or repealed by the stockholders or by the affirmative vote of the majority of the entire Board of Directors.
ARTICLE VII
          Elections of Directors need not be by written ballot.
ARTICLE VIII
          The Corporation is to have perpetual existence.
ARTICLE IX
          (a) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Michigan, including without limitation Section 561 and Section 562 of the Act, any person who was or is a party or is (Illegible) to be made a party to any (Illegible), pending or completed action; suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the Corporation) by reason of (Illegible) fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Corporation or its Shareholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a (Illegible) or its equivalent, shall not, of itself, create a (Illegible) that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation and its Shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
          (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be (Illegible) or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the corporation except to the extent authorized in section 564c.
          (c) A corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if the person (Illegible) the corporation a written undertaking, executed personally (Illegible) on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct if any, required by this act for the indemnification of a person under the circumstances.
          (d) The indemnification and other rights set forth in this Article IX shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.
          (e) Neither the amendment nor repeal of this Article IX, (Illegible) the adoption of any provision of this Article of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article IX if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.
ARTICLE X
          From time to time any of the provisions of this Articles of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Michigan at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the Stockholders of the Corporation by this Articles of Incorporation are granted subject to the provisions of this Article X.
ARTICLE XI
          Meetings of Stockholders may be held within or without the State of Michigan, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Michigan at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          IN WITNESS WHEREOF, said Corporation has caused this Restated Articles of Incorporation of the Corporation to be signed by its officer this 22nd day of April, 2005.

VOYAGER INFORMATION NETWORKS, INC.
By:	/s/ (Illegible)
	Name:	(Illegible)
	Title:	Chief Restructuring Officer